Exhibit 99.1

STATER BROS. HOLDINGS INC. ANNOUNCES PRICING

OF $255 MILLION SENIOR NOTES OFFERING

San Bernardino, California (November 12, 2010) Stater Bros. Holdings Inc. (“Stater Bros.”) announced today the pricing of its private offering (the “Offering”) of $255 million aggregate principal amount of 7 3/8% Senior Notes due 2018 (the “Notes”) at par. The Notes will be senior unsecured obligations of Stater Bros. and will be guaranteed on a senior unsecured basis by certain of Stater Bros.’ existing direct and indirect subsidiaries. The Offering is expected to close on November 29, 2010, and is subject to customary closing conditions.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by Stater Bros. with the Securities and Exchange Commission. Stater Bros. takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR OVER 74 YEARS

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